IsoRay, Inc. Prices Registered Direct Offering of Common Stock

RICHLAND, WA, March 21, 2014 (GLOBE NEWSWIRE) – IsoRay, Inc. (NYSE MKT:ISR) announced today that it has entered into definitive agreements with two institutional investors to sell 5,644,300 shares of common stock at a price of $2.60 per share. The gross proceeds from the offering are expected to be approximately $14,675,180.

IsoRay intends to use the net proceeds from the offering for working capital and general corporate purposes.

Maxim Group LLC is acting as the exclusive placement agent for the offering.

The offering is expected to close on or before March 26, 2014, subject to customary closing conditions.

The shares are being offered by IsoRaypursuant to a shelf registration statement on Form S-3 (file no. 333-188579) filed pursuant to the Securities Act of 1933, which was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

CONTACT: Dwight Babcock

Chairman & CEO

Tel: (509) 375-1202

dbabcock@isoray.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including statements regarding the completion of IsoRay’s proposed sale of common stock and the use of proceeds from that sale, and the advantages and uses of our products, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. There can be no assurance regarding the completion, timing or size of the proposed offering. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as the market for IsoRay’s common stock, market conditions, the satisfaction of customary closing conditions related to the proposed public offering, physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products, successful completion of future research and development activities, and other risks detailed from time to time in IsoRay's reports filed with the SEC.